Exhibit 10.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 3rd day of March, 2020, by and between Umesh Kasbekar (“Consultant”) and COCA-COLA CONSOLIDATED, INC. a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Consultant has been employed for many years by the Company, most recently in the position of an executive Vice Chairman, and

WHEREAS, Consultant will retire from employment with the Company effective as of the end of July 5, 2020 but will remain a member of the Board of Directors of the Company and become non-executive Vice Chairman; and

WHEREAS, Consultant possesses valuable skills and experience of a special and personal nature, and unique, personal and confidential business knowledge about the operation of the Company’s business; and

WHEREAS, the Company desires to secure for itself the benefit of Consultant’s ability and expertise, and Consultant has indicated his willingness to provide consulting and advisory services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other consideration as expressly provided for herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Consultant, as an independent contractor, to provide the consulting services more particularly described herein, and Consultant accepts such engagement, subject to the terms and conditions stated herein.

2. Consulting.

(a) Duties. Consultant shall provide such advisory and consulting services as the Chairman and Chief Executive Officer of the Company (or any of his designees) may reasonably request, including with respect to the matters set forth on Schedule 1 hereto, and shall provide the Company with the benefit of his experience and knowledge concerning all such matters. Consultant agrees to provide the Company with such time and business resources mutually agreed by the parties to be reasonably necessary in order to carry out his responsibilities hereunder. Consultant agrees not to accept any other employment that would preclude him from carrying out or otherwise interfere with his responsibilities hereunder. The Company will provide Consultant a laptop computer with network accessibility and a wireless connection device (such as a MiFi) to enable Consultant to work remotely. Notwithstanding the foregoing, in no event shall Consultant be required to devote time to his duties hereunder that are, on average, more than 20% of the average level of time he performed services as an employee over the 36-month period immediately preceding the execution of this Agreement.

(b) Consulting Fees. In consideration for the services to be rendered by Consultant hereunder, during the term of this Agreement the Company agrees to pay to Consultant a consulting fee (the “Consulting Fee”) equal to Twenty-Thousand Dollars ($20,000) per month. In addition, the Company shall pay or reimburse Consultant for all reasonable bona fide out-of-pocket, third-party business expenses incurred by Consultant in the performance of services under this Agreement in accordance with expense reimbursement plans consistent with current policies in effect for consultants to the Company generally.

3. Term. The term of this Agreement shall commence on July 6, 2020 and shall continue until the two-year anniversary of such date. Notwithstanding the foregoing, this Agreement will automatically renew at the end of each term for a further term of one year unless either party gives the other written notice of termination at least 120 days prior to the end of the relevant term. Notwithstanding the foregoing, this Agreement shall terminate prior to the expiration of the initial term (or any extended term) upon the following events:

(a) Either party may elect to terminate this Agreement by providing the other party with seven (7) days advance written notice of the election to terminate this Agreement provided Consultant would be provided up to 120 days of access to his Company computer (without Company network access) following such termination;

(b) The Company may terminate this Agreement effectively immediately upon written notice of (i) Consultant’s commission of an act of embezzlement, dishonesty, fraud, or gross neglect of duties under this Agreement, (ii) Consultant’s commission of a felonious act or other crime involving moral turpitude or public scandal, or (iii) Consultant’s improper communication of confidential information about the Company (or any of its affiliates) or other conduct committed which Consultant knew or should have known was not in the Company (or any of its subsidiaries’) best interest.

(c) The death of Consultant, in which event this Agreement shall terminate automatically, without any requirement of notice; or

(d) A determination made in good faith by the Company that Consultant is unable to perform due to medical infirmity the services assigned to him by the Company pursuant hereto, in which event this Agreement shall terminate automatically, without any requirement of notice.

4. Employee Benefit Plans of the Company. Consultant shall not be entitled to participate in any benefit plans of the Company as a result of his engagement under this Agreement; provided, however, Consultant shall continue to be entitled to all of the accrued rights and benefits afforded to Consultant pursuant to the terms of the employee benefit plans of the Company in which Consultant participated as of his retirement date.

5. Tax Matters. Under this Agreement, as of the Effective Date Consultant will be a self-employed, independent contractor of the Company. Accordingly, the Company will not be required to, and shall not, withhold any income or employment taxes from the Consulting Fee. Consultant shall pay all income and employment taxes with respect to the Consulting Fee and other payments made hereunder.

6. Confidentiality of Company Information. Consultant agrees to keep confidential and not to disclose to anyone other than a person acting on behalf of the Company any information about the Company or any of its subsidiaries concerning its methods and manner of operation, marketing plans, new products, procedures, methods, processes, know‑how and techniques, customer lists and other similar information that may be useful by a competitor of the Company. This obligation shall continue throughout the term of this Agreement and thereafter indefinitely.

7. Governing Law. This Agreement shall be governed by and interpreted by the laws of the State of North Carolina, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary.

8. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and all previous agreements and discussions relating to the same or similar subject matter are merged herein. This Agreement may not be changed, amended, modified, terminated or waived except by a writing signed by both parties hereto. Neither this Agreement nor the provisions of this Section may be changed, amended, modified, terminated or waived as a result of any failure to enforce any provision or the waiver of any specific breach or breaches thereof or any course of conduct of the parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and Consultant has hereunto set his hand and seal, all as of the day and year first above written.

COMPANY:

COCA-COLA CONSOLIDATED, INC.

By:	/s/ Beau Fisher
Name: Beau Fisher
Title: Executive Vice President

CONSULTANT:

/s/ Umesh Kasbekar
Umesh Kasbekar

Schedule 1
Consulting Duties

•Advise and consult with Chairman and Chief Executive Officer regarding key financial matters, strategic human resource matters (including succession planning), long-range planning and other key matters relating to the Company and its subsidiaries

•Assist with continued collaboration and development of key relationships among Company leadership and leaders at The Coca-Cola Company, Keurig Dr Pepper, Monster and other key strategic partners

•Continue service on the Board of Directors of Red Classic Services, LLC and Data Ventures, Inc.

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